Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-215030) of our report dated March 9, 2017, relating to the consolidated financial statements, financial statement schedule and the effectiveness of the Company’s internal control over financial reporting of QuickLogic Corporation (the "Company"), appearing in the Company’s Annual Report on Form 10-K for the year ended January  1, 2017, and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP
San Francisco, California
March 15, 2017